Exhibit 10.34

AMENDMENT NO. 1

TO THE ZiLOG, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

Effective as of July 16, 2004, Section 7a. of the ZiLOG, Inc. 2004

Employee Stock Purchase Plan is hereby amended and restated to read in its entirety as follows:

7. Payroll Deductions.

a. Subject to Section 6a hereof, a participant in the Plan may, in accordance with rules and procedures adopted by the Administrator, authorize a payroll deduction of any whole percentage from 1 percent to 15 percent of such participant’s Compensation each pay period (the permissible range within such percentages to be determined by the Administrator from time to time), not to exceed $25,000 per year. A participant may increase or decrease such payroll deduction rate or cease payroll deductions, by completing and filing with the Employer a new subscription agreement authorizing a change in payroll deduction rate. Participants shall be limited to one cessation of their payroll deductions per Purchase Period, and one change in their payroll deduction rate (other than cessation of their payroll deductions) per Purchase Period, provided that the Administrator may, in its discretion, prior to the commencement of any applicable Offering Period or Purchase Period, increase or decrease the number of such changes allowed to be made by a participant during such Offering Period or Purchase Period. A change in rate shall be effective as soon as administratively practicable following the date of filing of the new subscription agreement. In addition, the Administrator may, in its discretion, make any changes or adjustments to the foregoing procedures as it deems necessary or appropriate to comply with applicable law or insider trading compliance programs or policies. All payroll deductions made by a participant shall be credited to such participant’s account under the Plan. No interest shall accrue on payroll deductions.